Exhibit 3.1.2
CERTIFICATE OF CORRECTION
OF
STATE BANCORP, INC.

(Under Section 105 of the Business Corporation Law)

The undersigned, being the incorporators of the above-named New York Corporation (the “Corporation”) do hereby certify as follows:

First:  The name of the corporation is State Bancorp, Inc.

Second:  The Certificate of Incorporation of the Corporation was filed by the Department of State on November 25, 1985.

Third:  The first sentence of Section C.4 of Article 11, which refers to the acquisition of “not less than 5% of the then outstanding Voting Shares (a “10% Interest”) shall be amended to correct the stated discrepancy “10% Interest” so as to read as follows:

“After such 5% Stockholder has acquired ownership of not less than 5% of the then outstanding Voting Shares (a “5% Interest”)…”

IN WITNESS WHEREOF, the undersigned incorporators subscribe this Certificate of Correction and affirm it as true under the penalties of perjury on the 29th day of January, 1986.

s/ Thomas F. Goldrick, Jr. One Pell Lane Syosset, NY 11791	s/ John A. McAuley 38 Colony Lane Manhasset, NY 11030

s/ Robert G. Keller 15 Laurel Cove Road Oyster Bay Cove, NY 11771	s/ Frank E. Picciano 124 Jackson Street Garden City, NY 11530

STATE OF NEW YORK )
) ss.:
COUNTY OF NASSAU )

On this 29th day of January, 1986, before me personally came Thomas F. Goldrick, Robert G. Keller, John A. McAuley, and Frank E. Picciano, known to me to be the individuals described in and who executed the foregoing Certificate of Correction, and they duly acknowledged to me that they executed the same.

s/__________________________________

Notary Public